As filed with the Securities and Exchange Commission on November 7, 2025

Registration Statement No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Elauwit Connection, Inc.

(Exact name of registrant as specified in its charter)

Delaware	99-3101171
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

1700 Alta Vista Drive, Suite 130
Columbia, SC 29223

(Address of Principal Executive Offices) (Zip Code)

Elauwit Connection, Inc. 2025 Stock Incentive Plan

(Full title of the plan)

Barry Rubens

Chief Executive Officer

1700 Alta Vista Drive, Suite 130

Columbia, SC 29223

(704) 558-3099

(Name, address, and telephone number, including area code, of agent for service)

With copies to:

Alexander R. McClean, Esq.

Margaret K. Rhoda, Esq.

Harter Secrest & Emery LLP

1600 Bausch & Lomb Place

Rochester, New York 14604

Tel: (585) 232-6500

Fax: (585) 232-2152

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This Registration Statement on Form S-8 (the “Registration Statement”) is being filed to register 700,000 shares of common stock, par value $0.0001 per share (the “Common Stock”), of Elauwit Connection, Inc. (the “Company”) authorized for issuance pursuant to awards under the Elauwit Connection, Inc. 2025 Stock Incentive Plan (the “Plan”).

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I of Form S-8 have been or will be delivered to participants in the Plan as specified by Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”). Such documents are not required to be, and are not, filed with the SEC either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents (along with the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II hereof) constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed by the Company with the SEC are incorporated by reference (except for portions thereof furnished or otherwise not filed with the SEC pursuant to Items 2.02 or 7.01 of Form 8-K and corresponding information furnished under Item 9.01 of Form 8-K, which are deemed not to be incorporated by reference into this Registration Statement):

●	Prospectus dated November 2, 2025, filed with the SEC pursuant to Rule 424(b) of the Securities Act in connection with its registration statement on Form S-1, originally filed by the Company on August 29, 2025, as amended (File No. 333-289964), which contains audited financial statements for the Company’s fiscal year ended December 31, 2024;

●	Current Report on Form 8-K filed with the SEC on November 6, 2025; and

●	the description of the Common Stock, contained in the registration statement on Form 8-A, filed with the SEC on November 3, 2025, and any amendment or report filed for the purpose of updating such description.

All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) subsequent to the effective date of this Registration Statement (except for the portions thereof furnished or otherwise not filed with the SEC which are deemed not to be incorporated by reference into this Registration Statement), but prior to the filing of a post-effective amendment to this Registration Statement indicating that all securities offered hereby have been sold or de-registering all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated herein by reference, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated herein by reference modifies or supersedes such statement.

Item 6.	Indemnification of Directors and Officers

Section 102(b)(7) of the Delaware General Corporation Law (“DGCL”) provides that a Delaware corporation, in its certificate of incorporation, may limit the personal liability of a director or officer to the corporation or its stockholders for monetary damages for breach of fiduciary duties as a director, except for liability for any:

•	Transaction from which the director or officer derived an improper personal benefit;

•	Act or omission not in good faith or that involved intentional misconduct or a knowing violation of law;

•	Unlawful payment of dividends or redemption of shares by the director;

•	Breach of the director’s or officer’s duty of loyalty to the corporation or its stockholders; or

•	Action by or in the right of the corporation against an officer.

Under Section 145 of the DGCL, we can indemnify our directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act. Our amended and restated certificate of incorporation (Exhibit 4.2 to this Registration Statement) (the “certificate of incorporation”) provides that we must indemnify our directors and officers to the fullest extent permitted by law and requires us to pay expenses incurred in defending or otherwise participating in any proceeding in advance of its final disposition upon our receipt of an undertaking by the director or officer to repay such advances if it is ultimately determined that the director or officer is not entitled to indemnification. Our certificate of incorporation further provides that rights conferred under such certificate of incorporation do not exclude any other right such persons may have or acquire under the certificate of incorporation, the amended and restated bylaws, any statute, agreement, vote of stockholders or disinterested directors or otherwise.

The certificate of incorporation also provides that, pursuant to Delaware law, our directors shall not be liable for monetary damages for breach of the directors’ fiduciary duty of care to us and our stockholders. This provision in the certificate of incorporation does not eliminate the duty of care, and in appropriate circumstances equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director’s duty of loyalty to us for acts or omissions not in good faith or involving intentional misconduct, or knowing violations of law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not affect a director’s responsibilities under any other law, such as the federal securities laws or state or federal environmental laws. We also maintain directors’ and officers’ liability insurance pursuant to which our directors and officers are insured against liability for actions taken in their capacities as directors and officers.

In addition, we have entered into agreements to indemnify our directors and certain of our officers in addition to the indemnification provided for in the certificate of incorporation. These agreements, among other things, indemnify our directors and some of our officers for certain expenses (including attorney’s fees), judgments, fines and settlement amounts incurred by such person in any action or proceeding, including any action by or in our right, on account of services by that person as a director or officer of our company or as a director or officer of our subsidiary, or as a director or officer of any other company or enterprise that the person provides services to at our request.

Item 8.	Exhibits.

The exhibits to this Registration Statement are listed on the exhibit index, which appears elsewhere in this Registration Statement and is incorporated herein by reference.

Item 9.	Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Filing Fee Tables” or “Calculation of Registration Fee” table, as applicable, in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

INDEX TO EXHIBITS

Exhibit No.	Description
4.1+	Elauwit Connection, Inc. 2025 Stock Incentive Plan (incorporated by reference to the Company’s Current Report on Form 8-K filed on November 6, 2025)
4.2	Amended and Restated Certificate of Incorporation (incorporated by reference to the Company’s Registration Statement on Form S-1 filed on August 29, 2025)
4.3	Amended and Restated Bylaws of Elauwit Connection, Inc. (incorporated by reference to the Company’s Registration Statement on Form S-1 filed on August 29, 2025)
5.1*	Opinion of Harter Secrest & LLP
23.1*	Consent of Freed Maxick P.C., independent registered public accounting firm
23.2*	Consent of Harter Secrest & Emery LLP (included in Exhibit 5.1)
24.1*	Power of Attorney (included on the signature page of this Registration Statement)
107*	Filing Fee Table

*	Filed herewith.
+	Management contract or compensatory arrangement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Columbia, State of South Carolina, on November 7, 2025.

ELAUWIT CONNECTION, INC.

By:	/s/ Barry Rubens
Name:	Barry Rubens
Title:	Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below appoints Barry Rubens and Sean Arnette, and each of them, each of whom may act without the joinder of the other, as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities to sign any and all amendments (including post-effective amendments) to this registration statement (and to any registration statement filed pursuant to Rule 462 under the Securities Act of 1933, as amended), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or would do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Barry Rubens	Chief Executive Officer and Director	November 7, 2025
Barry Rubens	(principal executive officer)

/s/ Sean Arnette	Chief Financial Officer and Treasurer	November 7, 2025
Sean Arnette	(principal financial officer)

/s/ Kyle Huffman	Chief Accounting Officer	November 7, 2025
Kyle Huffman	(principal accounting officer)

/s/ Dan McDonough, Jr.	Executive Chairman	November 7, 2025
Dan McDonough, Jr.

/s/ Taylor Jones	President, Chief Technology Officer and Director	November 7, 2025
Taylor Jones

/s/ Scott Barton	Director	November 7, 2025
Scott Barton

/s/ Elbert Gene Basolis, Jr.	Director	November 7, 2025
Elbert Gene Basolis, Jr.

/s/ Frederick Berk	Director	November 7, 2025
Frederick Berk

/s/ Leslie Goodman	Director	November 7, 2025
Leslie Goodman

/s/ Glenn Josephs	Director	November 7, 2025
Glenn Josephs

/s/ David O’Brien	Director	November 7, 2025
David O’Brien

/s/ Roger Shannon	Director	November 7, 2025
Roger Shannon